EXHIBIT 99.1

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com Ms. Meagan L. Evans Investor Relations Analyst 804.935.5281 InvestorRelations@saxonmtg.com

For Immediate Release

Saxon Capital, Inc. Announces the Election of Anastasia D. “Stasia” Kelly
to its Board of Directors

GLEN ALLEN, VA. (December 6, 2005) - Saxon Capital, Inc. (“Saxon”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced the election of Anastasia D. “Stasia” Kelly to its Board of Directors.

Ms. Kelly is executive vice president and general counsel of MCI. In her capacity as the company's chief legal officer, she leads MCI's domestic and international legal, regulatory, and legislative efforts. Prior to joining MCI, Ms. Kelly was senior vice president and general counsel of Sears, Roebuck and Co. Before her tenure at Sears, Ms. Kelly served as the senior vice president and general counsel and corporate secretary at Fannie Mae.

Prior to joining Fannie Mae, Ms. Kelly served as a partner and associate with Wilmer, Cutler & Pickering, a major Washington, D.C. law firm. She represented her clients before a number of federal and state regulatory agencies. Ms. Kelly began her legal career as an associate with Carrington, Coleman, Sloman & Blumenthal, of Dallas, Texas.

Ms. Kelly received her law degree magna cum laude from George Washington University in 1981. She serves on the Board of Directors of Owens-Illinois, a diversified manufacturer of glass and plastic packaging; as a Trustee of Trinity College in Washington, D.C.; and is Director of Equal Justice Works, as well as the Association of Corporate Counsel and Lawyers for Children America. She is a member of the Advisory Council for the Woodrow Wilson Center for International Scholars; the American Bar Association's Committee on Corporate Laws; and the Chicago Network, an organization of Chicago's most influential professional women. Ms. Kelly is a member of the bars of Texas, the District of Columbia and Virginia.

“We are very pleased to welcome Stasia to Saxon’s Board of Directors. Her extensive background will be a great addition to the Board,” said Richard Kraemer, Chairman of Saxon.

Ms. Kelly will serve as a member of the Audit, Compensation and Governance and Nominating Committees.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages, and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans throughout the United States through its network of brokers, correspondents, and retail branches. As of September 30, 2005, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $26.4 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release other than statements of historical fact, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of December 6, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.